June 18, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


    Re: SAF T LOK INCORPORATED
        FILE REF. NO. 1-11968
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We were previously the principal accountant for Saf T Lok Incorporated and under the dat eof April 10, 1997, we reported on the consolidated financial statements of Saf t Lok Incorporated and Subsidiaries as of and for the years ended December 31, 1996 and 1995. On May 30, 1997, we our appointment as principal accountant was terminated. we have read Saf T Lok Incorporated's statements included under Item 5 of its Form 8-K dated May 30, 1997, as amended, received today, and we agree with such statements.

    Very truly yours,



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WEINBERG & COMPANY, P.A.
f/k/a WEINBERG, PERSHES & COMPANY, P.A.